UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Klawitter, Ronald F.
   P.O. Box 14687
   Spokane, WA  99214
   USA
2. Issuer Name and Ticker or Trading Symbol
   Key Tronic Corporation
   KTCC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 1997
5. If Amendment, Date of Original (Month/Year)
   November 17, 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Exec. Vice President of Administration, Treas. & Sec.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |11/11/|I   |V|128.7297          |A  |4.375      |                   |I     |401(k) Plan                |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/12/|I   |V|9,314.6653        |A  |4.625      |                   |I     |401(k) Plan                |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/14/|I   |V|56.7208           |A  |4.625      |                   |I     |401(k) Plan                |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/17/|I   |V|6.1263            |A  |5.00       |9,506.8987         |I     |401(k) Plan                |
                           |97    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Option (Right to Buy) |4.813   |8/28/|J*  |V|90,000     |A  |**   |8/28/|Common Stock|90,000 |       |90,000      |D  |            |
                      |        |97   |    | |           |   |     |07   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
 * Option granted pursuant to Key Tronic Corporation Executive Stock Option Plan which complies with Rule 16b-3.
** 1/3 vests 8/28/98; 1/3 vests 8/28/99; 1/3 vests
8/18/00
SIGNATURE OF REPORTING PERSON
/S/ Ronald F. Klawitter
DATE
December 8, 1997